GUARDIAN TECHNOLOGIES INTERNATIONAL

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the "Agreement") is made and entered into this day of August 20, 2006 (the "Effective Date") by and between Calyx (UK) Limited, a company with offices at 100 Delta Business Park, Great Western Way, Swindon, Wiltshire, UK (“Calyx”) and Guardian Technologies International, Inc. a Delaware corporation with offices at 516 Herndon Pkwy, Herndon, VA 20170 (“Guardian”) (each a “Party” and collectively the “Parties”).

Background

A.

Calyx is engaged in the marketing, sale, support and implementation of IT systems and combines their IT expertise to market, sell and support the Rogan-Delft PACS web based medical image management and storage product in the United Kingdom.

B.

Guardian is engaged in the development, marketing and sales and implementation of a web-based Radiology Information System software (the “Guardian Software”) comprising various software modules (each “Guardian Component”). A brief description of the various Guardian Components is provided in Exhibit A.

C.

Calyx believes that the integration of various Guardian Components as specifically defined in Exhibit A (the “Guardian Component Package”) with their valued, Rogan-Delft PACS product and IT service portfolio will allow Calyx to offer an added value package to its customers.

D.

Guardian therefore wishes to allow Calyx to license their respective Components as listed in Exhibit A, and to market and distribute the Offerings either as a standalone radiology information system, with or without integration to other PACS products or integrated with their (Rogan-Delft) PACS product to their respective Customers, under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.

Definitions.

1.1

 “Confidential Information” means, collectively, both Proprietary Information and Trade Secrets.

1.2

“Customer” means any present or future customer of either Party.

1.3

“Customer Confidential Information” means any Confidential Information owned or claimed by a Customer.

1.4

“Documentation” means, with respect to each Component, the user and operator manuals provided to Customers with the Software.

1.5

“First Party” – throughout this Agreement, the term “First Party” is used to refer to the first Party mentioned above within the same phrase or the same paragraph and in relation to the “other Party”.

1.6

“Hardware” means computer-related equipment from a third party vendor used by Customers to run and/or host the Software.

1.7

“Marks” means any trademarks, service marks or trade names of either Party.

1.8

“Prime Rate” means, as of any given date, the United States prime rate published in the “Money Rates” section of The Wall Street Journal on the given date or, if The Wall Street Journal is not published on the given date, on the date next preceding the given date on which The Wall Street Journal is published.

1.9

“Proprietary Information” means engineering design drawings and data, product specifications, customer data, financial data, marketing and sales data, technical data, including all ideas and concepts embodied therein.  Proprietary Information further means any other information, including all ideas and concepts embodied therein, which is disclosed during the term of this Agreement, and which is either:

(a)

disclosed in writing or other tangible form and conspicuously designated as proprietary or confidential at the time of delivery by means of a permanent stamp or label bearing a term such as “Proprietary,” “Confidential” or equivalent term; or

(b)

disclosed verbally or by visual inspection, identified as proprietary or confidential prior to or contemporaneously with disclosure and identified in a written summary delivered to the recipient of the information within twenty (20) business days after such disclosure.

Proprietary Information further includes Trade Secrets provided which are conspicuously marked or otherwise designated in accordance with the above paragraph (b) as “Trade Secret” by the disclosing party.  Proprietary Information does not include any information that:

(i)

is required to be disclosed by an order of a court or governmental body (provided however that the receiving party shall first have given notice to the disclosing party and shall have allowed the disclosing party to make a reasonable effort to obtain a protective order or other confidential treatment for the information);

(ii)

is or has been generally available to the public by any means, through no fault of the receiving party, its employees or consultants, and without breach of this Agreement;

(iii)

is already in the possession of the receiving party without restriction and prior to any disclosure hereunder, as evidenced by appropriate documentation;

(iv)

is developed independently by employees or contractors of the receiving party without benefit from the Proprietary Information disclosed hereunder;

(v)

is or has been lawfully disclosed to the receiving party by a third party without an obligation of confidentially upon the receiving party;

(vi)

is required to be disclosed pursuant to protective order issued by a court or arbitrator having jurisdiction to enforce rights under this Agreement; or

(vii)

for which the applicable period of confidentiality set forth in Article 14 has expired.

1.10

“Professional Services” mean installation, integration, training and other services performed by either Party for Customers pursuant to the implementation of either Party’s Software for such Customers.

1.11

“Development services” means the special enhancement of the FlowPoint software components as an upgrade or update for the purpose of satisfying the customer request for additional features or functionality.

1.12

“Professional Services” mean installation, integration, training and other services performed by either Party for Customers pursuant to the implementation of either Party’s Software for such Customers.

1.13

“Purchase Order” means any Purchase Order issued by either Party to the other Party pursuant to this Agreement.

1.14

“Software” means the computer executable versions (but not the source code versions) of software programs and associated documentation included in the Calyx Software and the Guardian Software.

1.15

“Specifications” mean, with respect to any Component, the applicable specifications relating to such Component set forth on Exhibit A to this Agreement and the Component’s Documentation.

1.16

“Sublicense Agreement” means a “License Agreement for Operating Software” signed between both Party and its Customer prior to delivery of the Offering to Customer. The Sublicense Agreement shall contain provisions as set forth in Section 4.1.

1.17

“System” means, with respect to each Party, the combined operation of its Components, operating as an integrated whole.

1.18

“Territory” shall mean the geographic areas of the Republic of Ireland and the United Kingdom of Great Britain and Northern Ireland

1.19

“Trade Secrets” shall mean any information of a Party including without limitation technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, financial plans, product plans, or a list of actual or prospective customers or suppliers, which is not commonly known by or available to the public and derives economic value from not being known to or readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and is subject to efforts that are reasonable under the circumstances to maintain its secrecy, or which are otherwise protectable by such Disclosing Party as a “Trade Secret” under applicable law.

1.20

“Update” shall mean a change to the Software designed to correct defects or enhance existing features, which does not materially change current functionality.

1.21

“Upgrade” shall mean a change to the Software that adds new functionality or otherwise implements substantial additional capability.

2.

Scope. This Agreement serves to formalize the arrangement between the Parties under which Calyx will have the non-exclusive right to distribute Guardian’s software Components either alone or in conjunction with other products and software in order to be able to offer its Customers added value through an Integrated Offering.

3.

Appointment.  Guardian hereby appoints Calyx as the non-exclusive distributor for the distribution of those of Guardian's RIS Components as listed in Exhibit A in the Territory, and Calyx hereby accepts said appointment in accordance with the terms and conditions set forth herein.

Calyx is given the right to distribute and sublicense Guardian’s RIS Components (i) directly to Customers, or (ii) to Customers through the Calyx normal distribution channels.

4.

Granting Terms.

4.1

Sublicensing Rights.  Guardian grants to Calyx for the term of this Agreement a limited, revocable, non-exclusive, non-transferable license to grant to its Customers a non-exclusive, non-transferable perpetual sublicense to use Guardian technologies software Components in the context of Calyx Offering under the Sublicense Agreement, as follows:

(i)

to use the Components solely for Customer’s own internal processing operations. Customer may not re-license the Components or use the Components for third-party training, commercial time-sharing, rental or services bureau use without prior written permission from Guardian.

(ii)

to integrate FlowPoint software components.

(iii)

Calyx and Guardian Technologies will agree on performance and specification of each new RIS/PACS project or any other needed integration prior to purchase order acceptance. Each new agreed upon specification will be appended to the contract. For purposes of this contract Calyx wishes to provide integration into the Rogan-Delft PACS and Guardian wishes to provide such integration of its RIS software. Exhibit E provides the agreed upon integration specification.

(iv)

and shall not allow or permit its employees, representatives, agents or its sublicenses  to sell, assign, lease, sublicense, transfer or disclose to any third party, or allow any third party to use, the software or the documentation, except as specifically permitted pursuant to this agreement or copy or otherwise reproduced the software or any portion thereof except as necessary for the customers use, testing, backup or archival of the software in accordance with the terms and conditions of this agreement.  Each copy, whether complete or partial shall bear the same copyright notices and restrictions, if any, as are included in the material delivered to the customer.  All copies shall be the sole and exclusive property of Guardian Technologies and shall be subject to the terms and conditions of this agreement.

(v)

to copy the Components solely for archival or backup purposes; no other copies shall be made without Guardians Technologies prior written consent. All titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies.

(vi)

in the event that Guardian Technologies revokes the Calyx distribution license Guardian will not have the option of recalling and removing FlowPoint software licenses from customer’s installations.

(vii)

Guardian Technologies can upon its determination revoke  distribution license for cause; such causes may included but not limited to breach of this contract, inability to meet agreed upon  performance goals, misrepresentation of FlowPoint product or brand, inability to adequately provide customer installation or support.

(viii)

do anything that would discredit, dishonor, reflect adversely or unfavorably upon, or in any manner injure the reputation of the other.

(ix)

endeavor to promote the licensing and distribution of the Products by providing leads to each other, as applicable.

(x)

at all times adhere to the highest standards of ethics in conducting its business activities hereunder.

(v.)

at each party’s sole expense, comply with good business practices; and

(xi)

at each party’s own expense, comply with the provisions of all federal, state and local laws, regulations, ordinances, requirements and codes that are applicable to or in connection with the performance of its duties and obligations hereunder.

4.2

Use of Marks.  Guardian grants a revocable, non-exclusive, non-transferable and limited right and license to use the Marks in marketing the Components and Services solely in accordance with Article 10.5 of this Agreement.

4.3

System Updates/Upgrades.  From time to time Guardian technologies will modify its software components by providing updates and upgrades to its current software.  Any Updates, Upgrades, or other service options made generally available by Guardian Technologies to its customers will be made available to Calyx and its customers. Calyx shall promptly be made aware of the available improvements so as to offer to its Customers the improvements as part of its Offering. Both Parties understand and agree that only such updates will be made available at no additional charge during the warranty period or if the customer is covered by an annual maintenance contract.  Component Upgrades and new service options may be offered to Customers at mutually agreed upon additional cost. Guardian Technologies reserves the right to decide when such offerings are made available.

5.

Components Ordering & Delivery.

5.1

Purchase Orders based on customer site Survey. To ensure accuracy of FlowPoint quotes, workflow, integration requirements and professional services work to be completed Guardian will require a site survey to be completed for each customer to ensure proper understanding and documentation of customer requirements. The site survey documentation is included in Exhibit F.

5.2

Issuance of Purchase Orders.  Calyx may submit Purchase Orders for Components to Guardian Technologies from time to time.  Calyx will cause each Purchase Order to be sent to the Guardian ’s designated Contract Manager and to detail the Components to be delivered, including: (a) the identity and specifications of the Components being purchased, in combination with completed site survey (b) the quantity of Components to be purchased, (c) the proposed payment schedule, (d) the identity and address of the destination Customer, (e) the proposed delivery schedule, and (f) any other special information or requests required by this Agreement or by the circumstances of the Purchase Order.  In the event of any inconsistencies between the Agreement and any Purchase Order, the Agreement shall control.

5.3

Acceptance of Purchase Orders by Guardian.  Guardian  shall, within three (3) days confirm receipt of any Purchase Order, accept it or notify the Ordering Party of Guardian ’s refusal to accept it.  Guardian may refuse any Purchase Order if the Purchase Order establishes new or conflicting terms and conditions from those set forth in this Agreement.  If Calyx does not receive written notice of the Guardian’s refusal to accept a Purchase Order within three (3) days from the Guardian’s receipt of such Purchase Order, the Purchase Order shall be deemed accepted and such acceptance shall constitute a binding agreement in accordance with this Agreement.  If Guardian rejects a Purchase Order, it will provide Calyx with the reason for such rejection and will negotiate in good faith an alternative Purchase Order which Calyx may, at its option, accept.  In the case of a new product requirement, integration or migration, Guardian will have the option to extend the acceptance to conduct proper analysis prior to order acceptance. Guardian will contact Calyx and discuss an acceptance date.

5.4

Delivery of Components.  Guardian will deliver the FlowPoint RIS Components ordered in any Purchase Order within seven (7) days of the delivery date specified in the applicable Purchase Order.  No Purchase Order may specify a delivery date for Components that is sooner than thirty (30) business days after the date such Purchase Order is received by the Guardian. Calyx and Guardian Technologies may from time to time wish to accelerate the delivery schedule of ordered components based upon specific customer needs or market requirements, such accelerated delivery schedule will be agreed to in writing by both parties.

5.5

Acceptance of Components by Calyx.  Calyx may review and test each shipment of Components made pursuant to each Purchase Order to determine whether the Components conform to the requirements of this Agreement, the applicable Purchase Order and the Specifications.  Calyx will complete its acceptance testing promptly and will give such notice to Guardian when Calyx has determined that the shipment substantially conforms to the requirements of this Agreement and the Purchase Order (the date of such notice being the “Acceptance Date”). Calyx may reject Components if they do not conform to the requirements of this Agreement, the Purchase Order and the applicable Specifications and must return such nonconforming Components to the Guardian.  If Calyx does not provide written notice of its rejection of a shipment within fifteen (15) days from its receipt of such shipment, each of the shipped Components shall be deemed accepted and such acceptance shall constitute a binding agreement in accordance with this Agreement.  If Calyx rejects a Component, it will provide Guardian with the reason for such rejection in a written notice of rejection.  Guardian may, at its option, replace or refund fees paid for any nonconforming Components within fifteen (15) days of the return of the nonconforming Component in satisfaction of the Purchase Order

6.

Component Installation, Warranty and Support Service.

6.1

Component Warranty.

(a)

Guardian represents and warrants that, (i) for the duration of the Warranty Period, each Component sold will perform in accordance with the application Specifications so long as such Component is installed and used in accordance with the applicable documentation and (ii) the design, manufacture, advertising, marketing and sale of the Components is in compliance with all applicable laws.

(b)

Guardian represents and warrants that each Component sold under this Agreement will not infringe the patent, copyright, trade secret and other intellectual property rights of any third party.

(c)

For purposes of this Agreement, “Warranty Period” shall be deemed to last for twelve (12) months from the date of Acceptance of such Component by end user customer.

(d)

Acceptance of any Component will not constitute a waiver of any warranties applicable to such Component.

6.2

Warranty Service.

(a)

 If either Party believes that any Component fails any of the warranties in Section 6.1, this Party may notify the other Party.  Promptly following such notification, the other Party will examine the affected Component and either (i) repair the affected Component so that the affected Component complies with the warranties in Section 6.1 or (ii) replace the nonconforming Component with a Component that complies with the warranties in Section 6.1.

(b)

The limited warranty contained herein includes telephone support and remote labor.  During the warranty period, Guardian Technologies will provide a reasonable amount of telephone assistance to the installing or support technician.  Normal support hours provided by Guardian technologies is 8 a.m. to 8 p.m. Eastern Standard Time Monday through Friday. Guardian will make available extended support for emergency and critical issues to Calyx during the warranty period at an agreed upon rate.

7.

Installation

(a)

Calyx will be responsible for all installations, implementation of Guardian Technologies software at each customer site.  Guardian Technologies will be available to provide guidance on all requirements ensuring proper installation. The site must be accessible to Guardian Technologies via a network interface for the purposes of installation and support.

8.

Services.

8.1

Issuance of Work Orders for Professional Services.

(a)

Professional services including on-site support, applications training and project management are available but are not included in the purchase price of the Guardian products to Calyx.  Professional services must be purchased separately during the term of this agreement. The price for these professional services is outlined in the Exhibit D.  The number of days of professional services shall be determined by Guardian Technologies.  The number of days professional services will vary depending on the configuration and the Component product purchased.   Such professional services will be set forth on a work order signed by both parties substantially in the form demonstrated in Exhibit B.

(b)

Work Orders for Development Services.  Guardian shall provide Development Services requested by Calyx on behalf of its Customers, from time to time, as mutually agreed to and set forth on a Work Order signed by both Parties substantially in the form demonstrated in Exhibit B.  Each Work Order shall specify in detail the Services to be rendered, including:  (a) a description of the work product to be delivered, including, but not limited to, acceptance criteria and detailed design and function specifications for the deliverables hereunder; (b) logistical, training, testing and troubleshooting services to integrate and customize the Software according to specifications developed with or on behalf of the customer, (c) the proposed performance schedule; and (d) the proposed payment schedule (which amount shall be specified as either a fixed price or time and materials payment basis).  Once a Work Order is agreed upon and signed by both Parties, it shall become binding.  In the event of any inconsistencies between the Agreement and the Work Order, the Agreement shall control absent a written amendment to this Agreement.

(c)

Work Order Review. The Parties shall participate in joint Work Order review meetings as specified in the individual Work Orders and at other times as deemed necessary by the Parties.

8.2

Maintenance and Support.

(a)

Calyx shall provide first and second line support to its Customers. “First and Second Line Support” shall mean primary problem evaluation and, where possible, resolution in response to a Customer enquiry and shall include distribution of updates to its Customers where ever possible. Calyx shall provide first and Second Line Support, at a minimum, according to the guidelines set out in Exhibit C. Guardian shall provide third line support to Calyx support personnel in handling problems raised by Calyx Customers related to Guardians Components. Guardian Technologies responsibilities will be outlined in Exhibit C “Third Line Support” shall mean assistance with problem evaluation and resolution according to the guidelines set out in Exhibit C. Prices for such Third Line Support services are provided in Exhibit D.

(b)

Emergency Service Response Time. It is Guardian Technologies goal to respond by telephone to Calyx request for emergency repair service during Guardian's normal working hours within one hour from the time the request is received whenever possible. After hours emergency support is available upon request. Charges for after hours support are outlined in Exhibit D.

(c)

Guardian technologies will provide consultation for hardware configurations. It is Calyx desire to supply hardware for each of its customers. It will be Calyx’s responsibility to ensure optimal hardware configuration and system performance based on knowledge of the customer requirements.  Guardian Technologies will provide phone support and general guidance and consultation to ensure the optimal hardware is purchased and configured to address the customer’s requirements. Guardian Technologies will provide a minimum hardware specification, with recognition that hardware performance and specification are constantly changing and will require updating from time to time.

9.

Training and Documentation

9.1

Calyx Training.  Guardian shall provide initially 5 days of training free of charge for Calyx sales and support personnel. Additional training services if required will be charged per trainer per day plus travel and out-of-pocket expenses, and will be provided in such manner as the Parties may mutually agree.

9.2

Customer Training.  Guardian shall make available to Calyx Customer training materials (in digital format) and methodologies that it uses with its own Customers for the licensed Components. Calyx will be responsibility to provide training to each customer.

9.3

Documentation.  Guardian shall make available to Calyx all user and operator manuals (in digital format) that it provides to its own Customers for the licensed Components.

10.

Obligations of Parties

10.1

Marketing Obligations.  Calyx shall use its best efforts to market its Offering to Customers in the Territory in accordance with terms of the Annual Marketing Plan established in accordance with Section 10.3 below.  In order to effectively market its Offering, agrees that it will, at all times, maintain appropriate computer equipment, as defined by the then-current suggested minimum hardware requirements, which will permit it to demonstrate its respective Offering to potential Customers.  In addition, each Party shall cause its personnel to become proficient in the use of its Offering and the demonstration of its Offering to potential Customers.

10.2

Performance Objectives.  Both Parties agree to employ sufficient efforts to promote and market the Offerings such that satisfies the sales performance objectives specified in Annual Plan (the “Performance Objectives”).  Both Parties acknowledge that the failure to achieve such objectives may be grounds for termination of their distributor appointment and distribution rights Revisions to the Performance Objectives shall be agreed upon by both Parties at each anniversary of the Agreement.  The Parties may terminate this Agreement at any time if they are unable to agree upon revised Performance Objectives.

10.3

Annual Marketing Plan.  At the beginning of each year during the term of this Agreement, both Parties will confer and discuss their respective plans for the ensuing year concerning the sale of their respective Offerings.  Each Party will furnish the other Party with its marketing and sales plans for the year, will include (i) sales projections for its Offering for the year (on a quarterly basis), (ii) information concerning the computer equipment in its possession and available for use in Product demonstrations, and (iii) information concerning the training of its personnel in the use, support and demonstration of its Offering (the “Annual Marketing Plan”).  Upon approval of the Annual Marketing Plan by Guardian Technologies, the plan will define the obligations hereunder to market and sell the Components during that year.

10.4

Promotional Materials.  Prior to use, distribution, or disclosure, Calyx will submit to Guardian Technologies all advertising, promotional and marketing materials, and publicity they create relating to its Offering (the “Marketing Materials”).  Guardian Technologies will expedite the approval of such material approval will not be unreasonably withheld and will be in writing.

10.5

Use of Marks.  In connection with the use by one Party (the “Using Party”) of the Marks of the other Party (the “Owning Party”), the Using Party agrees to comply in all respects with any guidelines or directions provided by the Owning Party with respect to proper usage of the Owning Party’s Marks.  At the request of the Owning Party, the Using Party will submit to the Owning Party any and all materials bearing or including any of the Owning Party’s Marks, for prior review and approval by the Owning Party.  Upon the request of the Owning Party, the Using Party agrees to discontinue the use of (i) any of the Owning Party’s Marks being used by the Using Party in a manner determined by the Owning Party in its sole discretion to be inconsistent with the guidelines set forth above, or (ii) any trademark, service mark, or trade name deemed by the Owning Party to create a likelihood of confusion.

10.6

Customer Agreements. Calyx will exercise no authority to make statements, warranties or representations concerning the Components included in its Offering that exceed or are inconsistent with the marketing materials or Specifications provided to it by the Guardian Technologies.  Each Party has and will exercise no authority to bind the other Party to any undertaking or performance with respect to its Offering.  Calyx agrees that it will not distribute, integrate or install Guardian’s Software at any Customer site unless the Customer has executed a Work Order or other Customer agreement with the following terms:

(a)

Customer will not (i) copy, rent, lease, lend, assign, sublicense, transfer, or otherwise make available, the Software or any rights under this Agreement to any third party; (ii) remove or obscure any supplier’s proprietary rights’ notices; (iii) alter, decompile, reverse engineer or disassemble the Software or any part thereof; or (iv) use or permit the Software to be used, as part of a service bureau, time-sharing, interactive cable system or otherwise, for the benefit of any third party.

(b)

Calyx shall not and shall not allow or permit its employees, representatives, agents or its sublicensees to sell, assign, lease, sublicense, transfer or disclose to any third party, or allow any third party to use, the software or the documentation, except as specifically permitted pursuant to this agreement or copy or otherwise reproduced the software or any portion thereof except as necessary for the customers use, testing, backup or archival of the software in accordance with the terms and conditions of this agreement.  Each copy, whether complete or partial shall bear the same copyright notices and restrictions, if any, as are included in the material delivered to the customer.  All copies shall be the sole and exclusive property of Guardian Technologies and shall be subject to the terms and conditions of this agreement.

(c)

The Software and any Improvements are proprietary to its manufacturer, and title thereto remains in the manufacturer.  All rights in and to the Software and any Improvements, including all copyright, patent, trade secret and other intellectual property rights related thereto (collectively, “Proprietary Rights”), are, and will remain the property of the manufacturer.  Customer shall have no right, title, or interest in such Proprietary Rights.

10.7

Calyx will send an active sales prospect list and sales forecast to Guardian once per quarter to keep each company apprised of potential sales opportunities and related support needs.

11.

Fees and Payment.

11.1

Fees.  Calyx shall pay Guardian for each Component copy licensed under this Agreement the transfer price indicated in Exhibit D (“Pricing and Payment terms”).  Calyx shall pay Guardian for Services in accordance with the pricing and payment schedule (“Scheduled Payment Date”) listed in the applicable Work Order.  All payments are due within thirty (30) days from the Scheduled Payment Date.

11.2

Guardian Technologies reserves the right to adjust the royalty license fees upon a 60 day advance written notice to Calyx   Guardian Technologies reserves the right to adjust the unit royalty upon release of new versions of the software with significant added functionality upon a 60 day advance written notice to Calyx   Notwithstanding the above, if Calyx identifies an opportunity to sell multiple copies of the product, and a lower price is deemed by Calyx to be required for Calyx to be competitive, Calyx may request a lower minimum discount amount from Guardian Technologies.  With respect to the particular transaction, the parties shall document such agreement in writing to be signed by both parties.  The special pricing is not to be construed as a general discount.

11.3

Invoices.  Guardian will invoice (i) for Services, in accordance with the fees and payment schedule listed in the applicable Work Order and (ii) for Components promptly following Acceptance.  Each such invoice will be due and payable 30 days after receipt.

11.4

Late Fees.  Any amount payable under this Agreement that is not paid when due will thereafter bear interest until paid or repaid, as the case may be, at a rate of interest that in no event will exceed the maximum rate of interest allowed by applicable law, but otherwise will be equal to two percent (2%) per annum more than the Prime Rate as of the date such amount was due.  If either Party reasonably and in good faith disputes that any portion of any amount claimed by the other Party is payable or has been erroneously paid, as the case may be, then the disputing Party will timely pay any undisputed portion of the amount and will provide the other Party with written notice specifying the disputed amount and the basis for the dispute in reasonable detail.

11.5

Taxes. Calyx will be responsible for and will pay directly, any and all taxes, duties and charges it incurs in the exercising of its distribution rights under this Agreement, including, but not limited to, sales and use taxes, withholding taxes, duties and charges imposed by federal, state or local governmental authorities in the United States or elsewhere. Each Party shall be responsible for its own corporate income taxes.  Each Party will also be responsible for payment of any license fee, assessment, duty, tax, levy, or similar charge imposed by any foreign government as a result of exercising its distribution rights under this Agreement or the transactions contemplated by the parties hereunder.  Each Party will provide its sales tax exemption number and related documentation (including resale exemption certificate) to the other Party as required by state law on a customer by customer basis.

11.6

Records.  Both Parties shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting practices, to substantiate its commissions, referral fees, charges and expenses hereunder and shall retain such records for a period of one (1) year from the date of final payment under any Work Order or Purchase Order.

12.

Personnel.

12.1

Contract Managers.  Each Party shall appoint a Contract Manager. The Contract Managers shall work together to coordinate handling of Work Orders, Software integration and all other matters related to this Agreement.  The Contract Manager for Calyx shall be defined and the Contract Manager for Guardian shall be defined.  The Contract Managers shall be the day-to-day contacts between the

Parties hereto on the individual Work Orders and shall receive copies of all written correspondence exchanged between the Parties with respect to the all Work Orders. Each Contract Manager shall coordinate all resources and scheduling on its side and shall communicate with and update the other Party’s Contract Manager of the same. Either Party can change its respective Contract Manager by written notice to the other Party.  Each contract manager will provide timely and professional communications in a business like manner within 24 hours of receipt of the others communications.

12.2

Qualified Personnel.  Each Party shall make available for each Work Order all qualified managerial, technical and clerical personnel necessary to fulfill its obligations.

12.3

Responsibility for Employees.  Each Party shall be fully and solely responsible for the compensation and performance of all of its employees and subcontractors hereunder and the filing of any and all returns and reports and the withholding and/or payment of all applicable federal, state and local wage tax, or employment related taxes, including, but not limited to, income taxes, gross receipt taxes, taxes measured by gross income, Social Security taxes and unemployment taxes for such Party, its employees and any other agents or subcontractors employed by such Party to perform under this Agreement.

12.4

Recruitment of Personnel.  During the term of this Agreement and for a period of one (1) year thereafter, neither Party shall solicit the employment of any employee of the other with whom such Party has had contact in connection with the relationship arising under this Agreement.  Neither a response to an employment inquiry first initiated by a prospective employee, nor the publishing of employment advertisements in public or industry media, nor contacts initiated by search firms who have not been requested to contact the specific persons, will be a violation of this Section 12.4.

13.

Proprietary Rights.

13.1

Proprietary Rights.  Each Party acknowledges that nothing herein gives it any right, title or interest in the other Party’s Components except for the limited express rights pursuant to Article 3 and Article 4 of this Agreement.

13.2

Party Ownership.  Each Party acknowledges and agrees that each Party maintains exclusive ownership of their Components in all forms (both object code and source code) and all copies and all portions thereof and, without limitation, any and all worldwide copyrights, patents, trademarks, service marks, trade names, trade secret, proprietary and confidential information rights and other property rights associated with said Components.

13.3

Component Enhancements.  Each Party shall retain all right, title and interest in and to all minor or standard modifications, enhancements and additions it performs to its Components, Application Services, or Documentation, including ownership of all trade secrets, copyrights and other associated proprietary and intellectual property rights pertaining thereto.

13.4

Marks.  Each Party agrees and acknowledges that the other Party owns all right, title and interest in and to the other Party’s Marks.  Each Party covenants and agrees not to file or prepare any application for registration of any of the other Party’s Marks.  Each Party agrees not to adopt, use, file for registration, or register any trademark, service mark, or trade name which may be an infringement of any one or more of the other Party’s Marks or result in a likelihood or confusion with any of the other Party’s Marks.

13.5

Software Escrow. Guardian will keep in escrow and maintain a current released FlowPoint RIS product code.

14.

Proprietary Information.

14.1

Obligation.  The Parties agree that any Proprietary Information disclosed by the disclosing Party shall be maintained in trust and confidence by the receiving Party (including its officers, directors, employees, agents contractors, successors and assigns) for a period of five (5) years from the termination or expiration of this Agreement, with such Proprietary Information being treated with at least the same degree of care as the receiving Party treats its own Proprietary Information, but in no case less than a reasonable degree of care. Furthermore, neither Party will disclose the other Party’s Proprietary Information to persons who are not employees of that Party except for purposes of fulfilling its obligations under this Agreement.  After the five (5) year period, the obligations of the receiving Party with respect to the other Party's Proprietary Information shall be limited to those created by or available under applicable existing law, including, but not limited to, patent and copyright laws, provided further that the obligations of confidentiality shall remain for Trade Secrets for so long as such remains a Trade Secret.  Any Proprietary Information disclosed by the disclosing Party shall be used by the receiving Party solely for the purpose of carrying out the purpose and intent of this Agreement and may not be disclosed, distributed or disseminated by the receiving Party to any person other than to its employees, or its subcontractors and consultants whose knowledge of such Proprietary Information is necessary to achieve purposes related to the subject matter of this Agreement and who have agreed, in writing, to be bound by the terms of this Article 14.  The Party receiving Proprietary Information under this Agreement will not:

(i)

use or permit the use of the Proprietary Information disclosed hereunder for any purpose not contemplated by this Agreement without the prior written approval of the disclosing Party;

(ii)

duplicate, copy, reverse engineer, compile or disassemble any Proprietary Information or the media in which it is embodied, without the disclosing Party's prior written consent; or

(iii)

use or transmit, directly or indirectly, any Proprietary Information outside the United States without the disclosing Party's prior written consent and such governmental or other approvals as may be required by law, except as contemplated by this Agreement.

14.2

Agreement Terms.  The terms and conditions of this Agreement shall be deemed to be Proprietary Information, provided, however, that the duty of confidentiality with respect to such shall end on the termination or expiration of this Agreement.

14.3

Enforcement.  Each Party shall exert all reasonable efforts, including, but not limited to, the execution of confidentiality or non-disclosure agreements with employees and consultants to enforce compliance with the provisions of this Article 14 by its employees, consultants, and any third party to whom it provided access to Proprietary Information of the other Party.

14.4

Remedies.  If either Party breaches any of its obligations under this Article 14, the other Party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

14.5

Non-circumvention and non-competition.   It is further agreed that the party receiving the confidential sales prospect information, the recipient, shall not directly or indirectly, negotiate or attempt to negotiate, knowingly interfere with, circumvent, frustrate or otherwise impeded in any manner the relationship of the discloser with any person or entity with which the discloser is dealing or enter into any agreement, covenant or understanding written or oral with any person or entity introduced to the receiving party by the other party unless it has received the disclosures expressed written permission or is in breach of this agreement.

15.

Other Warranties.

15.1

Party Warranty.  Each Party represents and warrants that (i) it has the full right and authority to enter into and to perform its obligations under this Agreement and (ii) the Services to be provided hereunder shall be performed in a workmanlike manner and in accordance with such criteria as may be set forth in any applicable Work Order.

15.2

EXCEPT AS PROVIDED IN SECTION 6.1 AND THIS ARTICLE 15, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES TO THE OTHER PARTY, WITH RESPECT TO THE FIRST PARTY’S SYSTEM, APPLICATION SERVICES, COMPONENTS, ANY COPIES THEREOF, ANY SERVICES PROVIDED HEREUNDER OR OTHERWISE REGARDING THIS AGREEMENT, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF MERCHANTABILITY, THE IMPLIED WARRANTY AGAINST INFRINGEMENT AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

16.

Limitation of Liability.

16.1

Waiver.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, OR ANY OTHER INDIRECT LOSS OR DAMAGE, INCLUDING LOST PROFITS, ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION RESULTING THEREFROM, WHETHER IN AN ACTION FOR OR ARISING OUT OF ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE (EXCLUDING OBLIGATIONS ARISING UNDER ARTICLE 14).  NO ACTION OR PROCEEDING AGAINST EITHER PARTY MAY BE COMMENCED MORE THAN TWO (2) YEARS AFTER THE CAUSE OF ACTION ACCRUES.

16.2

Limitation.  EXCEPT AS MAY BE OTHERWISE PROVIDED HEREIN, EACH PARTY'S ENTIRE LIABILITY, AND THE OTHER PARTY’S EXCLUSIVE REMEDY, FOR ANY CLAIM, LOSS, DAMAGE, OR EXPENSE FROM ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE (EXCLUDING THE OBLIGATION TO PAY FEES UNDER THIS AGREEMENT AND OBLIGATIONS ARISING UNDER ARTICLES 14 OR 17), SHALL BE LIMITED TO DIRECT, PROVEN DAMAGES IN AN AMOUNT NOT TO EXCEED THE AGGREGATE AMOUNT OF FEES REQUIRED TO BE PAID UNDER THIS AGREEMENT.

17.

Indemnification.

17.1

Claims of Infringement.  Each Party will defend, at its expense, any action (or portion thereof) brought against the other Party based solely on a claim that the First Party’s Components infringe upon a United States  copyright or violate the trade secret rights of any third party.  Each Party will indemnify and hold harmless the other Party against damages and costs including reasonable attorneys’ fees, penalties and interest finally awarded against such Party in such actions directly attributable to such claims.  Neither Party shall be obligated to indemnify any claim of infringement if such infringement arises out of the use or combination of the First Party’s Components with the other Party’s Software.

17.2

Each Party agrees to indemnify, defend and hold harmless the other Party, its affiliates, and their directors, officers, shareholders, employees and agents from and against any claims, liabilities, losses, damages, causes of action or injuries, together with costs and expenses, including reasonable attorneys’ fees, arising out of or resulting from:

(a)

Any actions or omissions on the part of the First Party in distributing or marketing the other Party’s Components;

(b)

Any statements, claims, representations or warranties made by the First Party or its employees, agents or representatives, relating to the other Party’s Components, other than as authorized by the other Party in writing or made in the other Party’s own writings; or

(c)

Any failure on the part of the First Party to pay any taxes, duties or assessments due hereunder or other amounts as set forth in Article 11.

17.3

General Indemnification.  The indemnifying Party shall be solely responsible for, and shall indemnify and hold the indemnified Party free and harmless from, any and all claims, damages or lawsuits (including the indemnifying Party's reasonable attorneys' fees) arising out of the negligence, gross negligence or willful misconduct of indemnifying Party, its employees or its agents, while performing under this Agreement.  All financial obligations associated with the indemnifying Party's business are the sole responsibility of the indemnifying Party.

17.4

Notice.  The indemnification set forth in Sections 17.1 and 17.2 is conditioned upon the indemnified Party providing the indemnifying Party (i) notice of any claim or cause of action upon which the indemnified Party intends to base a claim of indemnification hereunder, and (ii) the indemnified Party providing reasonable assistance and cooperation to enable the indemnifying Party to defend the action or claim hereunder.  The indemnifying Party will have the right to defend any action or proceeding involving a claim that the indemnifying Party is obligated to indemnify hereunder.  The indemnifying Party will not be obligated to any claim that is settled by the other Party with the prior written consent of the indemnifying Party.

18.

Term and Termination.

18.1

Term.  This Agreement commences on the Effective Date and will continue until terminated in accordance with the provisions herein.

18.2

Event of Breach.  Either party may terminate this Agreement or any Work Order by written notice if there has been a material breach hereof by the other party, which material breach has not been cured within sixty (60) days after the date of written notice to the breaching party by the non-breaching party.

18.3

Failure to Meet Performance Objectives.  Each Party may terminate the other Party’s distributor appointment and distribution rights under this Agreement upon thirty (30) days prior written notice in the event that the other Party fails to satisfy the Performance Objectives provided for in Section 10.2 above. In this case, this Agreement will continue in full force and effect as a one-sided distribution agreement except that if both Parties terminate each other’s appointment as mentioned the above, this Agreement will immediately terminate upon the later of the termination dates of both parties’ appointments hereunder.

18.4

Insolvency.  Either Party may terminate this Agreement immediately if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits an appointment of a receiver for its business or assets, becomes subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, or is liquidated, voluntarily or otherwise.

18.5

Effect of Termination.  Upon termination of any Work Order, Purchase Order or this Agreement for any cause or for no cause, each Party shall, without cost to the other Party, return to the other Party, in an orderly and expeditious manner, all data, records, documentation, and other property belonging to the other Party, including, but not limited to, Proprietary Information, including copies, extracts, summaries and portions thereof, on whatever media rendered.  Notwithstanding the foregoing, upon termination of this Agreement for any reason, all rights and licenses granted by either Party hereunder to the other Party will immediately cease, provided such termination will not result in termination of Work Orders or Customer Agreements extended to Customers.  Termination or expiration of this Agreement for any reason will automatically accelerate the due date of all invoices and any other monies due to either Party by the other Party, which will become immediately due and payable on the effective date of termination or expiration.

19.

Miscellaneous.

19.1

Relationship of the Parties.  It is expressly understood that the Parties intend by this Agreement to establish the relationship of independent contractors, and do not intend to undertake the relationship of principal and agent or to create a joint venture or partnership between them or their respective successors in interests. Party shall have any authority to create or assume, in the name or on behalf of the other Party, any obligation, expressed or implied, nor to act or purport to act as the agent or the legally empowered representative of the other Party hereto for any purpose whatsoever.

19.2

Entire Agreement.  This Agreement, which includes all attached Exhibits referenced herein and any Work Order or Purchase Order created pursuant hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter.

19.3

Amendments.  The terms and conditions of this Agreement may not be amended, waived or modified, except in a writing signed by the Party to be charged therewith.

19.4

No Waiver.  No failure or delay of either Party to exercise any rights or remedies under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any rights or remedies preclude any further or other exercise of the same or any other rights or remedies, nor shall any waiver of any rights or remedies with respect to any circumstances be construed as a waiver thereof with respect to any other circumstances.

19.5

No Assignment.  Neither Party may assign any of its rights or delegate any of its duties pursuant to this Agreement without the prior written consent of the other Party and any attempted assignment without such consent shall be void.  Notwithstanding the foregoing, however, either party may assign its right to receive payments under this Agreement.

19.6

Severability.  In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby.

19.7

Headings.  The headings of sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given one (1) day after being sent NEXT DAY AIR via a reputable overnight carrier.  All notices and other communications under this Agreement shall be given to the Party to whom such notice is directed at the following addresses:

If to Guardian:

Guardian Technologies International, Inc.

516 Herndon Parkway

Herndon, Virginia 20170

Attn:  President

Fax:  703-464-8530

If to Calyx:

Calyx (UK) Limited

100 Delta Business Park

Great Western Way

Swindon

SN5 7XP

UK

Attn.: Managing Director

FAX: +44 1793 492995

or addressed to a person or Party at such other address as that Party may have given by written notice in accordance with this provision.

19.8

Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State and Commonwealth of Virginia, excluding its principles of conflicts of law.

19.9

Force Majeure.  Neither Party shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by fires, embargoes, floods, wars, acts of terrorism, the elements, government requirements or acts of God; provided, however, that performance of each Party's obligations hereunder shall not be excused by reason of an act of a government authority in the exercise of its enforcement powers against a Party for the alleged violation of any law, rule, or regulation.

19.10

Survival.  Articles 11, 13, 14 and 16 through 19 shall survive the expiration or termination of this Agreement, and any other provision of this Agreement which in accordance with its terms is intended to survive the termination of this Agreement, shall survive the termination of this Agreement.

19.11

Publicity/Press Releases.  Neither Party shall make any press releases, announcements or other public statements regarding this Agreement, the other Party’s System, Components or Services without the prior written consent of the other Party.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

Guardian Technologies International

Calyx (UK) Ltd.

By:

/s/ William Donovan

By:

/s/ Kielan M. Archer

Name:

William J. Donovan

Name:

Kielan M. Archer

Title:

President & COO

Title:

Director

Date:

September 19, 2006

Date:

September 20, 2006

Attachments

Exhibit A – FlowPoint Software Components

Exhibit B – Work Order Form

Exhibit C – Distributor Maintenance/Support Guidelines

Exhibit D – Pricing

Exhibit E – PACS Integration Specification

Exhibit F – Guardian Site Survey

Exhibit A.    Guardian Software Components

All FlowPoint components that are not marked as optional are included in the Guardian Core Component Package licensed by Calyx under the terms of this Agreement. List Prices and Calyx discounts are provided separately in Exhibit D.

FlowPoint Rev 6.1 RIS

Radiology Information System
Product Description

FlowPoint RIS provides a cost-effective, web-enabled integrated workflow solution for radiology. It will manage patient information, departmental workflow and information distribution.

FlowPoint RIS includes industry standard integration capabilities. The FlowPoint web services architecture enables an efficient platform for distributed applications with interoperability as the highest priority. The FlowPoint solution provides an easy and economical upgrade path to new features and applications for the continual enhancement of our FlowPoint product's performance and value.

By embracing open systems architecture principles, supporting industry standards and taking full advantage of commercial off-the-shelf technologies Guardian maximizes the efficient use of clients' hardware and software resources, affording a “low cost of total ownership.”

General Features

Real-time patient and order tracking

Each user can manage unique, private, customized worklists

Patient-driven workflow

Tracks and audits events in patient exam workflow

Paper documents can be scanned into patient record

Extensive workflow management capabilities for:

•

Technologists

•

Radiologist

•

Referring physicians

•

Schedulers

Supervisory, administrative and clerical personnel

Support for foreign languages per user preference

•

Spanish

•

Portuguese

•

French

•

US and UK English

User-based Reminders

Patient Alerts

Flexible searching

Support for barcode devices and label printers

Data entry validation in key fields

Visual indication of required fields

Obstetric fetal growth charting

Free-text entry in many areas

Support for bar-code driven workflow

Patient Scheduling

Calendar-based user interface

Displays availability of all modalities

Supports multiple facilities and modalities

•

Establish different registration and scheduling parameters for each facility

•

Rules engine permits individual room scheduling per modality, per site, by priority

Waitlist functionality

•

Adhoc and worklist driven acceptance of orders

•

Can be assigned to others for review

•

Rejection of order with reason

•

Generation of feedback letters

•

Manual or HL-7 order entry

•

Authorized order approval process

Can cancel or change individual or batch of appointments

Appointment slots can be reserved

Enables optimal management of resource allocation

Ability to print scheduling information

Generation of appointment letters using Microsoft Word

Alerts for repeat procedure and pre-requisites

Automated guided scheduling for first available slots

Modality-specific notes

Patient Registration

Duplicate patient check

Additional medical record number tracking

Entry of ICD-9 and CPT codes

Allows entry of multiple addresses

Comprehensive insurance information tracking

Merge patients and transfer exam records with full auditing

Standard and custom label printing

Order Entry

Documents examination information

Tracking of pre-authorization codes

Auditing of each stage of the exam

Checks for existence of duplicate/similar order

Prerequisite procedure and consent form

Entry of ICD-9 and CPT codes

Grouping of CPT Codes for one Exam

Technologist Workflow

Start and completion of exam tracking

Access to clinical indications and alerts

Capability to add exam notes for radiologist

Multiple film jacket tracking and association of films/media

Extended workflows for MR, CT, Obstetrics and Nuclear Medicine

Access to inventory control

Ability to add, change or cancel exams

Recording of exposure and protection information

Drug and radiation dose monitoring for each patient

Transcriptionist Workflow

Embedded digital voice capture for dictation

Exam-based reporting templates for each physician

Ability to create and use custom templates

Radiologist Workflow AS specified in the integration specification

Embedded digital dictation / voice capture

Integration with Dragon NaturallySpeaking voice recognition

Results can be directly entered into patient record

Integration with Microsoft Word

Can create reporting templates

Can be based on exam type

Specific to the radiologist

Access to previous patient reports

Extensions for obstetrics fetal growth and abnormality charting

Capture radiologist exam findings

Entry of diagnosis using ICD-9 codes

Electronic signoff of patient reports

Quick access to exams on worklist

Charge Capture

Support for ICD-9, CPT Codes and HCPCS with modifiers

Ability to view patient report while coding the exam

 Film Library Management

Management of current or legacy film

Usage of barcodes

Sign-out and tracking

Pre-fetch lists

Individual and batch tracking of film, film jackets

Identification by barcode and standard searching

Support for multiple film jackets – paper, plastic, cd, foreign etc.

Film movement tracking and auditing

Creation, reservations and deletion of film,  film jackets

Move films between jackets

Support for outside film tracking

Maintain audit trail of patient tracking

 HIPAA Compliance Security and Privacy

Supports 128-bit SSL encryption

Support for firewalls and Virtual Private Networks (VPN)

Individual user profiles enable specific privileges and restrictions

Detailed department level audit trails

Optional Features

Systems Integration

Includes DICOM/HL-7 Engine

Supports HL-7 triggered events

DICOM Version 3 compliant

HL-7 interfaces

•

Patient Demographic data

•

Orders

•

Results

HL-7/DICOM interfaces for modality integration

Standards-based bidirectional HL-7 and DICOM capability

Custom interfaces can be developed

Integration with industry billing systems

Standard and non-standard industry formats available

Patient Report Faxing

Patient Report is automatically faxed to Referring Physician

(modem board and fax software required)

Diagnostic Viewer Desktop Integration

Supports integration with industry standard Diagnostic viewers

Additional desk top view integration is possible

Disaster Recovery

Can be configured for various levels of Disaster Recovery

Reporting and Analysis using Crystal Reports

Reporting of operational, clinical and financial information activity

Business metrics, auditing tools and statistical analysis capabilities

Usage of industry standard reporting software

Standard system reports included

Users can create custom reports

Standard Crystal Reports included with FlowPoint:

All Exams Report Sorted by Accession Number

All Exams Report Sorted by Status

All Exams Report

Billable Patient Report

Billable Patients by Week and Referring Physician

Cancelled Exams Report by Date

Charged Exams Report

Claims Submitted Audit Trail

CTA Exams

Exam File Charges

Exam Status Summary Report

Exams and CPT Codes

Monthly CPT Volumes by Modality

Monthly Referring Physician by Dollar Amount Ordered with Addresses

Monthly Referring Physician by Dollar Amount Ordered

Monthly Referring Physician Volume by Modality

Monthly Referring Physician Volume by Modality

No-Charge Exams Report

Non-Verified Exam Status Report Grouped by Status

Non-Verified Exam Status Report

Referring Physician Address Listing

Referring Physicians

Verified Exams by Modality

Verified Exams by Patient

Verified Exams Report by Referring Physician

Verified Exams Report

Weekly Total Charges Report

Referring Physician Web Portal

Schedule appointments directly into FlowPoint

Track patient progress

Receipt of results via fax is available

Review patient reports

Secure access

Integration with image web-viewing

Ability to request films

1.

General Minimum Recommendations for Hardware Requirements

Hardware specifications are open to change without notice, due  to changes in manufactures performance and configuration, Calyx should consult with Guardian before establishing firm configurations for bids.

FlowPoint RIS Server

The purpose of the FlowPoint RIS server is to manage the complete FlowPoint Radiology Information System solution.  It is the repository for all of the radiology data that is entered into the FlowPoint RIS and also is the image management solution for the digital images being sent from the modalities.

•

Dual Processor 3.0GHz/2MB Cache, Xeon, 800MHzFront Side Bus or higher

•

2GB DDR2 400MHz

•

500GB Internal (Operating System, FlowPoint)

•

100MB Dual Network Cards

•

DVD/CD-ROM

•

Redundant Power Supply Preferred

•

Veritas Backup Exec Server

•

Windows 2000 Server Operating System

•

DLT/SDLT Tape Device for Backup  (must match HD size)

•

17” Color Monitor ( If not already present)

FlowPoint RIS Administration Workstation

The purpose of the clinical workstation is to provide access to FlowPoint. This is a basic workstation which requires access to the network and can run Microsoft Internet Explorer.  It is also possible that an existing workstation can be used to perform this basic functionality.

•

Intel® Xeon™ Processor 2.80GHz, 1MB L2 Cache or higher

•

Microsoft® Windows® XP Professional, SP2

•

1 GB, DDR2 SDRAM Memory, 400MHz,

•

100GB SATA, 7200 RPM Hard Drive

•

CD-ROM, DVD, and Read-Write Devices:

•

64MB PCI Video Card

•

17 Color Monitor

•

100MB Network Card

Exhibit B.

Work Order Request Form

WORK ORDER NO.

THIS WORK ORDER is submitted this _____ day of ____________, 20__ to _____________ by pursuant to the distribution Agreement dated ______ __, 2005 between and Guardian (the “Agreement”).  The terms and conditions of the Agreement remain in full force and effect for this Work Order.

.

DESCRIPTION OF WORK AND/OR CUSTOMER PRODUCT REQUIREMENTS.

.

Estimated Project Costs.

()     State whether based on time and materials (and applicable rates) or fixed price.

()

Fees for services performed and expenses incurred under this Work Order shall not exceed $_______________.

.

WORK PLAN.  Delineate responsibilities of the Parties with respect to such activities as; Project Management, Engineering, Systems Engineering, Software Development, Installation, Training and other items.

.

SPECIFICATIONS.

.

PROJECT COST ESTIMATE AND BUDGET.

.

WORK ORDER MANAGERS.

.

DELIVERABLES.

.

WORK ORDER PERSONNEL AND APPLICABLE LABOR CHARGES.

.

ACCEPTANCE CRITERIA.

PROJECT SCHEDULE.

Exhibit C.

Service Level Support Guidelines

Purpose

The purpose of these Guidelines is to formalize an arrangement between Guardian and Calyx to deliver specific support services, at specific levels of support, and at an agreed-upon cost. This document is intended to provide details of the provision of level 3 application support services to Calyx Ltd. This SLA will evolve over time, with additional knowledge of the client requirements, as well as the introduction of new applications and services into the support portfolio provided to Calyx Ltd.

Calyx desires to provide their customer level 1 and level 2 customer supports. These support levels are defined below. Level 1 and 2 support—Level 1 (help desk) and level 2 (infrastructure support) shall be provided by Calyx for each production application to be supported, and they shall perform their assigned duties, such as Web server, authentication software, software installation, application installation on production servers, database connections, and database changes, for the duration of this agreement and in a professional manner.

Guardian technologies will expect Calyx to provide support to its customers in a highly professional manner and within generally accepted industry support standards for availability, response and technical support.

Call Management Process

Calyx problem-ticket system will be used by all support team levels (where approval and technical access has been granted) to record and track all problem reports, inquires, or other types of calls received by level 1 support. This provides Calyx with the ability to provide metrics with regard to this SLA. A special project to track each Calyx application has been created in Calyx problem-ticket system.

•

Level 1: Requests for this support are forwarded by the appropriate client contact when it receives the Support Request from their client. This represents general support. If this level of support cannot resolve the problem, the Support Request is passed to Calyx Level 2 support, which is the infrastructure support specialist. Support Requests are taken by the appropriate level 1 help desk as follows:

Help Desks	Hours
Extended coverage	24 hours a day, 7 days a week
Extended coverage	8:00 A.M.-12:00 A.M. EST, Monday through Friday (After hours, leave a voice message for return call the following business day.)
Standard coverage	8:00 A.M.-4:30 P.M. EST, Monday through Friday (After hours, leave a voice message for return call the following business day.)

•

Level 2: This support is provided by Calyx infrastructure support team or subject matter specialist. This level of support does not perform code modifications, if required to resolve the problem. Operational issues will be resolved at this level. If resolution requires code modification, the Support Request is passed to Guardian Technologies Level 3 support.

Guardian Technologies Scope Of the Level 3 Support Services

The following services are provided in response to the transfer of trouble tickets from Calyx to Guardian in accordance with Calyx case management process.

Services Automatically Provided Under These Guidelines

The following services are provided in response to the transfer of trouble tickets for level 3 support from Calyx to Guardian:

1.

Corrective maintenance—Defined as activities associated with root-cause analysis and bug-fix isolation and resolution:

•

Root-cause analysis—Analysis of the root causes of problems. Problems will be reviewed to determine their root causes, measures will be taken to correct the sources of the problems, and reports will be prepared and distributed in a timely fashion.

•

Bug fixes— Defined as the emergency repair of any system operation that does not comply with the current signed and approved system specification. This includes system errors, "hung" or halted screens, or unexpected results within the system that render it unusable for the purpose for which it was designed.

2.

Assistance with application usage—Advice about or education on how to use applications, including completing transactions, creating users within or for an application, or on the purpose of an application.

3.

Assistance with application environment support—Advice about how to use, maintain, and support application environments, including application development tools, application server software, and databases.

4.

Ticket status updates—Guardian will provide updates to problem tickets.

Requests for Support Specifically Covered Under This Agreement

The following application-related services are provided under this agreement:

1.

Application monitoring—Every effort will be made to conduct periodic monitoring of production applications to assess application availability.

2.

Preventative maintenance—For applications considered critical (i.e., a criticality level of high) by Calyx Ltd., and when corrective maintenance activities are low, work will be conducted up to the level of effort identified, to analyze and take steps to prevent potential problems.

3.

Level 2 support— To the extent possible by Guardian support staff in assisting Calyx level 2 support team members with diagnosing problems and working in partnership to their resolution, including configuration changes to servers.

4.

Change management—New or changed processes, practices, or policies that affect the Guardian support team and that require support team members to understand, learn, and follow.

5.

Status reporting—Status reports will be completed by Guardian support specialists and submitted to Calyx for each production application supported when needed. Monthly status reports will be discussed by the Guardian support manager with client management to ensure that the client is aware of the support issues and risks faced by the support team.

Requests for Services NOT Covered Under This Agreement

This agreement does not cover the following requests. However, Guardian would be pleased to provide a separate statement of work in proposing services to address any of the following:

Evaluation of new software or hardware—Evaluation or approval of new software or hardware for use within Calyx. This includes systems developed outside of Calyx, such as third-party systems, or systems developed by Calyx.

1.

Upgrades to application software and associated hardware— When an upgrade to an existing system is released. This includes operating system upgrades, database upgrades, authentication software upgrades, and vendor-required upgrades. (Vendor requires Calyx to upgrade in order to maintain vendor support.)

2.

Assistance with application usage when unsupported or nonstandard hardware or software is involved—Use of unsupported or nonstandard hardware or software often results in unexpected behavior of otherwise reliable systems.

3.

Adaptive maintenance— Defined as activities relating to upgrades or conversions to an application due to new versions of operating environment, including operating system, application server, or database software.

4.

Perfective maintenance— Defined as activities relating to enhancements, with effort of five days or more, to provide additional functionality to an application.

5.

New development— Any change in a database or system that involves functionality not within the currently signed and approved release specification, even if the new functionality would seem to be an improvement over the old one.

6.

Modifications to original application specification— Any functionality not specified in the current approved design specification. That may make the current specification obsolete. When this occurs, Calyx should initiate a request for enhancement to update the system. It is highly recommended that Calyx manager and Guardian work closely together to anticipate future needs and prepare timely update of systems to accommodate Calyx changing business.

7.

Enhancements or upgrades providing additional— Services not covered by this support agreement include:

•

New or added interfaces to other systems.

•

Intranet "front ends" to existing systems.

•

Adding new screens or modifications to existing screens.

•

Report generation, if reporting tools exist for application.

•

Addition of data fields.

•

Business rules changes (such as pricing rules changes, distributor alignment, etc.).

•

Deployment of existing applications to new locations (defined as the issuance of more than three accounts to new location, group, or department).

•

Training requests.

•

When an enhancement to an existing production application is requested Calyx will submit these requests using the form in exhibit B. Should the volume and timing of enhancements impact the timely resolution of support requests, then Guardian’s support manager shall inform Calyx support manager.

Applications Covered

This agreement is for services related to support requests concerning the production applications detailed in the Statement of Work.

Changes to Service Level Agreement

Amendment to Agreement

Any amendment to the Terms and Conditions of this agreement would require the approval of Calyx and Guardian management. The amendment of the agreement would take place through an addendum to this agreement and the recording of that addendum in the appropriate Appendix of this agreement.

There will be an opportunity on a quarterly basis to make adjustments to these Guidelines. Calyx and Guardian should work together as needed to make changes at that time to ensure high customer satisfaction and good communications between parties.

New Applications

New applications and versions implemented during the term of this agreement will move into Calyx s support model through Calyx process. Calyx will be responsible for initiating and ensuring completion of the appropriate process. These applications will be incorporated into the inventory of applications supported in Appendix B. of the Statement of Work. Changes to the inventory of applications supported will be reviewed on a regular basis, and if need be, changes to the SLA will follow the process described in the Amendment to Agreement section above.

Levels of Effort

Levels of effort (LOE) to address problem tickets will be reviewed and adjusted accordingly for all new applications and versions/enhancements implemented, or applications decommissioned, during the term of this agreement. All changes will be conducted by Guardian and Calyx representatives, with an addendum made to this agreement.

SLA Funding Agreement

Billing for services provided under this agreement will be accomplished through direct billing to Calyx under the terms and conditions of the appropriate Purchase Order raised for these services or unless otherwise stated in the specific Application Detail in Appendix B. The specific billing amount for direct support on a per-application basis is itemized in Appendix B.

This support SLA does not include funding for services not covered under this agreement.

Addenda

There are currently no addenda to this agreement. Any future addenda will be referenced in the Statement of Work through an Addendum Log in Appendix.

Metrics Reporting

Regular reporting will be provided from Calyx to Guardian on available metrics as related to target performance. These reports are expected to be produced by Guardian’s problem-ticket system, which will detail ticket management performance against SLA targets in Calyx case management process.

Support Metrics Package

Metrics reporting against the SLA resolution targets identified in Calyx case management guidelines will focus on the time to resolve tickets by application and severity. This metric will include only the support requests that are transferred to Guardian for resolution. They will not include support requests that are resolved by other organizations. The metrics will be reported via existing standard problem-ticket system reports as available.

Organizations

This agreement is between Guardian and Calyx Ltd., as named on the cover of this agreement.

Approvals

In order to make other than these agreements operational, approvals as per Appendix B of the Statement of Work must be in place.

Key Contacts

Key contacts for support and training will be identified by Guardian and Calyx.

Dependence on Other Organizations

Guardian is dependent on other internal groups within Calyx of services (i.e., help desk, database services, etc.), and external suppliers in providing application support services to Calyx Ltd.. Calyx will manage the interface into those suppliers as it relates to the provision of services under this agreement.

Definitions

Support Request

For the purposes of this agreement, a Support Request is generally defined as a request for support to fix a defect in existing application code or a request for support that involves no modifications to application code, such as a question.

Work Order

For the purposes of this agreement, a Work Order is generally defined as any request to make modifications to the functionality of an existing system or any request to add functionality to an existing system or serves to be provided by Guardian

Severity Codes

The following characteristics are used to identify the severity of a problem report:

•

Business and financial exposure

•

Work outage

•

Number of clients affected

•

Workaround

•

Acceptable resolution time

It is not necessary (nor is it likely) to have perfect match of each characteristic to categorize a problem report at a particular severity level. A given problem must be judged against each of the characteristics to make an overall assessment of which severity level best describes the problem. The level 1 support agent and Calyx jointly determine the initial severity rating for the report. Level 2 and level 3 support personnel may then negotiate with Calyx to modify this severity after the report is elevated to them.

The characteristics below do not cover work requests. Severity levels for work requests may carry a different set of characteristics and weightings. Work requests with level of effort more than five days are not covered as part of this service level agreement.

Severity 1 (Critical)	Severity 2 (High)	Severity 3 (Medium)	Severity 4 (Low)
Business and financial exposure
The application failure creates a serious business and financial exposure.	The application failure creates a serious business and financial exposure.	The application failure creates a low business and financial exposure.	The application failure creates a minimal business and financial exposure.
Work Outage
The application failure causes the client to be unable to work or perform some significant portion of their job.	The application failure causes the client to be unable to work or perform some significant portion of their job.

The application failure causes the client to be unable to perform some small portion of their job, but they are still able to complete most other tasks. May also include questions and requests for information.

The application failure causes the client to be unable to perform a minor portion of their job, but they are still able to complete most other tasks.
Number of Clients Affected
The application failure affects a large number of clients.	The application failure affects a large number of clients.	The application failure affects a small number of clients.	The application failure may only affect one or two clients.
Workaround [This bullet carries the heaviest weighting of the characteristics for Severity 1 and 2.]
There is no acceptable workaround to the problem (i.e., the job cannot be performed in any other way).	There is an acceptable and implemented workaround to the problem (i.e., the job can be performed in some other way).	There may or may not be an acceptable workaround to the problem.	There is likely an acceptable workaround to the problem.

Guardian Technologies Response Time

Initial Incoming call to Guardian	8 AM to 8 PM EST	8 PM to 12 AM EST	12 AM to 8 AM
Guardian Help desk Receives call	Call back within 30 minutes, acknowledge and verify issue	Call back within 30 minutes, acknowledge and verify issue	Call back within 60 minutes, acknowledge and verify issue
Technical response	Technical response time 2 hours from receipt of call	Technical response time 2 hours from receipt of call	Technical response time 5 hours from receipt of call

Best effort problem resolution shall to the spirit of the Guardian support.

Roles and Responsibilities

Calyx has the following general responsibilities under this agreement:

•

Calyx will conduct business in a courteous and professional manner with Guardian.

•

Calyx users, clients, and/or suppliers using the applications stated in the Statement of Work will use the appropriate help desk to request support.

•

Calyx will use their own appropriate help desk to provide level 1 support, including creating problem tickets and work orders and assigning responsibility to the appropriate resource.

•

Calyx will use their own appropriate IS group to provide level 2 server, network, firewall, and infrastructure support services, including Web server, authentication software, software installation, application installation on production servers, database connections, and database changes.

•

Calyx will provide all information required to open a support request.

•

Calyx will assign severity codes adhering to the correct usage of these codes as defined in Calyx case management process.

•

Once a support request has been submitted, Calyx will make themselves available to work with the Guardian support resource assigned to the support request.

•

Calyx end users do not contact Guardian support resources directly to report a problem. All problem calls must be logged through the appropriate help desk.

•

Calyx will continue to provide Guardian access, software, licensing, training, documentation, and support of its problem-ticket system.

•

Calyx will provide all of the necessary and requested documentation, information, and knowledge capital to Guardian prior to the start of support of a new application.

Guardian

Guardian has the following general responsibilities under this agreement:

•

Guardian will conduct business in a courteous and professional manner with Calyx Ltd.

•

Guardian will log all information from Calyx required to establish contact information, document the nature of the problem and Calyx hardware/network environment (as applicable).

•

Guardian will attempt to resolve problems over the phone on first call.

•

Guardian will escalate support request to next level of internal support within Guardian upon approach of established resolution targets.

•

Guardian will obtain Calyx approval before ticket closure.

•

Guardian will be the interface on behalf of the client to development and other organizations as appropriate.

•

Guardian will continue to utilize Calyx problem-ticket system for updating, tracking, and closing trouble tickets as assigned.

The Guardian Technologies support manager will provide the overall direction of the activities of the support specialists, participate directly in the production of the associative deliverables and will negotiate with Calyx support manage regarding the classification of enhancements and the scheduling of tasks.

Exhibit D   Pricing and Payment Terms

Calyx FlowPoint RIS Pricing
	All dollars in US currency
Core FlowPoint Annual Exams Usage Volumes		List Price
1	5,000	$44,287.49
5,001	10,000	$48,037.49
10,001	20,000	$59,287.49
20,001	30,000	$74,287.49
30,001	40,000	$86,037.49
40,001	50,000	$93,662.49
50,001	60,000	$101,662.49
60,001	70,000	$109,287.49
70,000	80,000	$116,412.49
80,001	90,000	$121,537.49
90,001	100,000	$127,161.25

1. Customer pricing is based on one time annual exam volume calculation. Pricing is calculated on the highest exam volumes in the range and not on specific annual usage. Guardian's perpetual software license permits unlimited usage of the software for enterprise management of the radiology information.

  2. In the case that annual examination volumes grow and exceed the initial volumes for which prices were negotiated, Guardian will have the right to sell additional software licenses to the next appropriate exam volume level.  The client will then pay only the difference between exam volume levels and charged a one-time software licensing fee for only those exams which exceed the original annual usage volume.

3. FlowPoint application software includes; IBM Universe data base licenses, one windows server license and one crystal report license.

4. Calyx and Guardian will work out customer pricing strategy for each account based upon configuration and customer requirements and site survey for each account quoted. Calyx prices will then be derived for the project based upon customer requirements and list prices. Prices may include other forms of  payment in addition to capital acquisition including per exam pricing. Calyx and Guardian will work together to provide needed optional pricing strategies to secure orders.

5. Calyx pricing will be calculated on FlowPoint software only, third party software will be passed through at the then list price at time of purchase.

FlowPoint Options
Physician Portal Annual Exams Usage Volumes		List Price
1	5,000	$5,999.99
5,001	10,000	$9,749.99
10,001	20,000	$14,749.99
20,001	30,000	$20,999.99
30,001	40,000	$27,249.99
40,001	50,000	$30,374.99
50,001	60,000	$35,999.99
60,001	70,000	$41,624.99
70,000	80,000	$42,249.99
80,001	90,000	$47,249.99
90,001	100,000	$52,249.99

1. GDTI recommends separate server for portal especially for higher volume sites
2. FlowPoint Portal software includes SSL 128 bit certificate, windows server operating system.

FlowPoint Enterprise Scheduling Module		$5,625.00
FlowPoint Enterprise hardware Faxing Server Module		$1,875.00
HL-7 Integration Engine, includes 1 HL-7 Integration		$6,250.00
HL-7 Integration additional interface		$1,875.00
Dicom Integration Engine, includes 1 modality integration		$6,250.00
DICOM modality Interface per modality interface		$1,875.00
Dragon NaturallySpeaking (Voice Recognition Option) Per user license		$3,125.00
Crystal Reports pro designer edition each report designer		$618.75
Crystal Reports Server Enterprise edition includes 1 crystal reports pro designer, and 5 web distribution licenses, and 1 year technical support.		$9,375.00

Exhibit D Payment Terms

1. Guardian will be paid for 100% of software sold, at the competition of installation of all Guardian software, unless otherwise negotiated based upon specifics project and customer needs.

2.   For professional services provided, 100 % at the completion of professional services project, unless otherwise negotiated based upon project size, duration and activities to be performed per the Work Order Request Form.

All the above components that are not marked as optional are included in the Guardian Component Package licensed by Calyx under the terms of this Agreement for the transfer price listed in Exhibit D. Transfer prices for the optional modules are provided separately in Exhibit D.

Professional Service Pricing

1.

On site professional services will be billed at $1,250.00 dollars per day which does not include travel and living expenses, based on a normal eight to five business day.

2.

Remote or home office based professional services hourly support billed at $125.00 per hour, based on an eight to five business day.

3.

Calyx Service and Support Pricing

Services	Certified Distributor

Basic in-warranty Services	Includes 12 month warranty
Telephone, Email Support	Included
8AM to 8PM Eastern Standard Time	Included

After hours scheduled support	@ $190.00 per hour min 2 hours

Emergency Support	@ $225.00 per hour min 2 hours

Post warranty support	12% Based list Component prices	Assumes 12 month support contact in place with customer and Calyx Ltd.
Telephone, Email Support	Included
8AM to 8 PM Eastern Standard Time	Included

After hours scheduled support	@ $190.00 per hour min 2 hours

Emergency Support	225.00 per hour min 2 hours

Software Maintenance and Support:

1.

Software maintenance and support prices for FlowPoint software will be charged at the rate of 12% of the list price for all Guardian Technology software Components sold.

2.

This payment will be calculated only on software sold to customers and will not apply to demonstration software.

3.

Calyx software maintenance payment calculation will start on the 13th month of customer installation with payments calculated and due on a quarterly basis.

4.

Calyx will pay Guardian for the above software maintenance and support fees for all its customers obtained as a result of this agreement, independent of the customer’s service level agreement with Calyx based on the above formula.

3.

Calyx Service and Support Pricing

Services	Certified Distributor

Basic in-warranty Services	Includes 12 month warranty
Telephone, Email Support	Included
8AM to 8PM Eastern Standard Time	Included

After hours scheduled support	@ $190.00 per hour min 2 hours

Emergency Support	@ $225.00 per hour min 2 hours

Post warranty support	12% Based list Component prices	Assumes 12 month support contact in place with customer and Calyx Ltd.
Telephone, Email Support	Included
8AM to 8 PM Eastern Standard Time	Included

After hours scheduled support	@ $190.00 per hour min 2 hours

Emergency Support	225.00 per hour min 2 hours

Software Maintenance and Support:

5.

Software maintenance and support prices for FlowPoint software will be charged at the rate of 12% of the list price for all Guardian Technology software Components sold.

6.

This payment will be calculated only on software sold to customers and will not apply to demonstration software.

7.

Calyx software maintenance payment calculation will start on the 13th month of customer installation with payments calculated and due on a quarterly basis.

8.

Calyx will pay Guardian for the above software maintenance and support fees for all its customers obtained as a result of this agreement, independent of the customer’s service level agreement with Calyx based on the above formula.

Exhibit E   PACS Integration Specification for CALYX PACS

•

Rogan-Delf and Guardian have agreed upon a functional desktop RIS/PACS integration specification and performance.

•

That functional specification document is detailed in a reference document as Desktop Integration for the FlowPoint RIS and Rogan View Pro-x PACS system.

Exhibit E  Site Survey

Form Below is the example of the form

RADIOLOGY INFORMATION SYSTEM

SITE ASSESSMENT SURVEY

Site Survey Performed By: __________________

Date Performed: __________________________

Document Purpose

This document is used to provide the essential information needed to understand the business technology requirements. This information will provide the basis for the recommended solution in the proposal.

Instructions

1.

Please fill out this survey as completely as possible.  Should an item not be applicable within your situation, please mark “N/A” as the correct response.  This information is required prior to product configuration, delivery and installation. Your assistance is greatly appreciated in facilitating its submission.

2.

Please feel free to contact a representative should you have any questions when you are filling out this form.

3.

Please also indicate if your facility is interested in  following

 RIS

 PACS

 RIS / PACS

 BILLING SYSTEM

 DIGITIZING PRIOR EXAMS

 DATA MIGRATION

 Goals and Business Objectives

List reasons for acquiring the Radiology Information System and desired outcomes.

General Information

Overview
Number of Examinations per year
Number of Outpatient examinations
Number of Inpatient examinations
Number of Referrals
Number of users outside the department
Appointments
Is appointment scheduling centralized?
Is appointment scheduling specialized? E.g. a different person handles MRI appointments then the CT person.
Registration
Is the patient notified / reminded prior to exam day?
Are there dedicated registration personnel?
Is paper documentation used?
Are patient chart’s used?
Reporting
Will the radiologists continue using their existing dictation?
Will the Image Viewer be integrated with FlowPoint RIS?
Film Library
Do you currently have a film library?	Yes No
Is all your film on site or off site?	Onsite Off Site Both
Billing
Will FlowPoint be outputting the exam information to a billing company? If so, what is Calyx contact information?
Bar Coding
Are you currently using a bar coding system anywhere in your facility? If yes please indicate the location and the reason.	Jackets Patient Imaging Radiology Reading Other
Personnel
Please estimate the number of departmental personnel.

Radiologists________________

Technologists_______________

System Administrators ______
Film Librarians_____________

Scheduling _______________
Registration ______________

Billing___________________

Management______________

Referring Physicians_________

Other____________________

Scheduling

Registration

Technologists

Film Library

Radiologists

Transcriptionists

Billing

Brief Description of Departmental Workflow

Modality and Exams Information

Please list all the available modalities to be connected to the PACS and use the chart provides below to answer the following.

	Type	Make / Department	Number of Procedures per year	What are the locations of these devices modalities? Location	DICOM Ready Y/N To be connected Y/N Modality Worklist Y/N	Connected to the Network 100BaseT 10BaseT ATM Gigabit
Ex:	MRI	Siemens X400 Main Radiology	1500	St. John Hosp. / 3rd floor, South Side	Y/Y/Y	Yes via Fiber 100BaseT
1
2

Note: this list does not imply a capability to be able to support all listed modalities.

Computing and Networking Information

Networking
Is a network currently in place?	Yes No
What is your current network infrastructure?	ATM Gigabit Other
Is there a dedicated IT Department at the facility?	Yes No
Does the site have access to the Internet?	Yes No
Technical Support personnel must be able to access the FlowPoint server either via your firewall or VPN. Which does the institution prefer?	Firewall VPN
What type of remote access is currently in place?	VPN Dial-up Citrix other
How many diagnostic review workstations will be connected to the FlowPoint server?	1-5 6-10 10-30 >30
How many clinical review workstations will be connected to the FlowPoint server?	1-5 6-10 10-30 >30
How many workstations will be connected to the FlowPoint server?	1-5 6-10 10-30 >30
Will the FlowPoint server participate in a Microsoft Windows Domain? Note: If the FlowPoint server participates in a domain, full administrative privileges are required.	Yes No No Domain in use.

Systems Integration

What Hospital Information System (HIS) is installed? Will there be integration?
Do you have a RIS installed? If so, what is the make and current software version?
Do you want to replace you current RIS with the FlowPoint RIS?
How many patient records in the RIS?
Do you have a scheduling system installed? If so, please describe?
Do you have a reporting application installed? If so, please describe?
Do you have a billing system installed? If so, please describe?
What other application do you have installed and would consider integration with FlowPoint?
What is the method of delivery for electronic referral requests? Please name the vendors and message type?
Do you have a PACS system installed? If so, please describe?
What are the preferred types of delivering the patient results?
Are you using film packet tracing? If so, are the packets identified with patient, exam or jacket ID?
If you are using voice recognition, do you prefer to integrate it with FlowPoint?	Yes No Name of vendor:
If you are using digital dictation, do you prefer to integrate it with FlowPoint?	Yes No Name of vendor:
Do you want to integrate FlowPoint appointment scheduling or report results into your website?	Yes No
Do you want to fax the signed patient report to the referring physician?	Yes No
How many system interfaces are required?
Any interface engines available?
Do you have a Master Patient Index (MPI)? Vendor name? Is the MPI data centralized?